EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ASP Isotopes Inc. on Form S-3 (Nos. 333-279267, 333-279857, 333-282936, 333-286860, 333-288894 and 333-290864) and Form S-8 (Nos. 333-268421, 333-280157, 333-280158, 333-286443, 333-296094 and 333-296095) of our report dated April 9, 2026 except for the reclassification adjustments applied to the 2025 financial statements as described under the heading Discontinued Operations in Note 20 as to which the date is July 16, 2026, on our audits of the financial statements as of December 31, 2025 and 2024 and for each of the years then ended, which report is appearing in this Current Report on Form 8-K dated July 16, 2026.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

July 16, 2026